Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 15, 2022, relating to the consolidated financial statements of Deere & Company and the effectiveness of Deere & Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Deere & Company for the year ended October 30, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte and Touche LLP

June 30, 2023